Exhibit 16.1

May 14, 2015

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K/A filed May 14, 2015, of TearLab Corporation and are in agreement with the statements contained in the first sentence of the second paragraph and in the third paragraph therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP